Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Stephen Holmes
RE: Annual Statement as to Compliance
The undersigned, a duly authorized officer of Wells Fargo Bank, N.A. ("Wells Fargo"
hereby certifies as follows for the calendar year 2012:

(a)
a review of Wells Fargo's activities as Custodian under the servicing agreement(s)
listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and
(b)
to the best of my knowledge, based on such review Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period.
March 18, 2013

/s/ Kathleen Marshall
Kathleen Marshall
Vice President
To: Morgan Stanley Capital I Inc.

                                                                       Schedule A

List of Servicing Agreement(s) and Series
1 Pooling and Servicing Agreement for Morgan Stanley Capital I Inc., Commercial
Mortgage Pass-Through Certificates, Series 2012-C5 , Wells Fargo Bank, N.A. as
Custodian.